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Exhibit 10.23

RESTRICTED STOCK AGREEMENT

        THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of the            day of            , 1999, between Forest Oil Corporation, a New York corporation (the "Company"), and                        (the "Employee").

        1.    Award. On the date of this Agreement,                        shares (the "Restricted Shares") of the Company's common stock, par value $.10, shall be issued as hereinafter provided in the Employee's name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by the Employee and upon satisfaction of the conditions of this Agreement.

        2.    Restricted Shares. The Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

          (a)  Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Employee's employment with the Company for any reason other than death, Disability, Involuntary Termination, or Retirement (as such terms are hereinafter defined), the employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. For purposes of this agreement, the following capitalized words and terms shall have the meanings indicated below:

            (i)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (ii)  "Corporate Change" shall have the same meaning as assigned to such term in the Forest Oil Corporation Stock Incentive Plan, as in effect on the date hereof; provided, however, that a Corporate Change shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting stock (based upon voting power) of (1) any entity which owns (directly or indirectly) the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

            (iii)  "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six-consecutive months and he shall not have returned to full-time performance of his duties within 30 days after written notice of such termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

            (iv)  "Involuntary Termination" shall mean any termination of the Employee's employment with the Company which does not result from a resignation by the Employee; provided, however, that the term "Involuntary Termination" shall not include a termination as a result of death, Disability, or Retirement or a termination of the Employee's employment by the Company (or its subsidiaries) by reason of the Employee's gross negligence or willful misconduct in the performance of his duties or final conviction of a misdemeanor involving moral turpitude or a felony.

            (v)  "Retirement" shall mean the Employee's resignation from employment with the Company on or after the date he reaches age sixty-five or the date he is eligible for "Early Retirement" under the Forest Oil Corporation Pension Trust Agreement, as amended.

            (vi)  "Section 16 Person" shall mean an officer, director or affiliate of the Company or a former officer, director or affiliate of the Company who is subject to section 16 of the Securities Exchange Act of 1934, as amended.

          (b)  Lapse of Forfeiture Restrictions. The Forfeiture Restriction shall lapse as to the Restricted Shares in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Date of Lapse	Percentage of Total Number of Restricted Shares as to Which Forfeiture Restrictions Lapse
%

        Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change or (ii) the date the Employee's employment with the Company is terminated by reason of death, Disability, Involuntary Termination, or Retirement.

          (c)  Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee's name, pursuant to which the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions). The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Board of Directors of the Committee or an authorized committee thereof (the "Board") as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse. On the date of this Agreement, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares.

          (d)  Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or othe rproperty shall be legended to show such restrictions.

        3.    Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to the Employee for federal or state income tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. The Employee may elect with respect to this Agreement to surrender or authorize the Company to withhold shares of stock of the Company (valued at their fair market value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld by reason of compensation income resulting under this Agreement. An election pursuant to the preceding sentence shall be referred to herein as a "Stock Withholding Election." All Stock Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary. If the Employee is not a Section 16 Person, the Employee may revoke such election by delivering to the Secretary written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of stock of the company (the "Withholding Date"). If the Employee is a Section 16 Person, the Stock Withholding Election must:

          (i)    be irrevocable and made six months prior to the Withholding Date, or

          (ii)  (a) be approved by the Board, either before or after such election is made, (b) be made, and the Withholding Date occur, during a period beginning on the third business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date, and (c) be made more than six months after the effective date of this Agreement.

        If the Employee fails to pay the required amount to the Company or fails to make a Stock Withholding Election, the Company is authorized to withhold from any cash remuneration (or, if the Employee is not a Section 16 Person, stock remuneration, including withholding any Restricted Shares distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of compensation income resulting under this Agreement or the disposition of Restricted Shares acquired under this Agreement.

        4.    Status of Stock. The Employee shall have the right to require that any Restricted Shares received under this Agreement, as they become free of any Forfeiture Restrictions, be registered for sale at the expense of the Company with the use of a "shelf registration" under the Securities Act of 1933, as amended, to remain effective until such Restricted Shares are disposed of, become freely tradeable without restrictions under the registration provisions of securities law, or may be sold in one transaction in accordance with Rule 144 promulgated by the Securities and Exchange Commission.

        The Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

        5.    Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board, and its determination shall be final.

        6.    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        7.    Parachute Payment. In the event that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions would constitute a parachute payment (within the meaning of section 280G of the Code) at a time when the Employee's Severance Agreement with the Company that is in effect as of the date hereof (or any successor agreement) is in effect, then the amount of such parachute payment shall be treated as a payment to the Employee for purposes of determining the amount of any gross-up payment to be made to the Employee under the terms of such Severance Agreement (or any successor agreement) with respect to the excise tax imposed by Section 4999 of the Code.

        8.    Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

        9.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

        10.  Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION
By:	Name: Title:
Robert S. Boswell

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  Exhibit 10.23